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                                                                    EXHIBIT 3.20

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                XL SYSTEMS, L.P.

         THIS AGREEMENT OF LIMITED PARTNERSHIP of XL Systems, L.P. (the "Partnership") is entered into by and between Grant Prideco Holding, LLC, a Delaware limited liability company, as general partner (the "General Partner") and Grant Prideco USA, LLC, a Delaware limited liability company, as limited partner (the "Limited Partner").

         WHEREAS, the General Partner and the Limited Partner (collectively, the "Shareholders"), are all of the shareholders of XL Systems, Inc., a Texas corporation (the "Corporation");

         WHEREAS, the directors of the Corporation and the Shareholders have determined that it is in the best interest of the Corporation to convert the Corporation from a Texas corporation into a Texas limited partnership pursuant to, and as authorized by, Article 5.17 of the Texas Business Corporation Act and
Section 2.15 of the Texas Revised Limited Partnership Act (the "TRLPA"); and

         WHEREAS, the Shareholders desire to form a limited partnership pursuant to the Texas Revised Limited Partnership Act effective upon the filing of the appropriate certificate required thereunder with the Secretary of State of the State of Texas to accomplish and complete the conversion of the Corporation described above and to carry out the Plan of Conversion adopted for the Corporation.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the undersigned parties hereby agree as follows:

         1. Name. The name of the limited partnership formed hereby is XL Systems, L.P.

         2. Purpose. The purpose for which the Partnership is organized is to transact any and all lawful business for which limited partnerships may be organized under the TRLPA.

         3. Registered Office. The registered office of the Partnership in the State of Texas is c/o The Corporation Service Company, 800 Brazos, Suite 750, Austin, Texas 78701.

         4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Texas is The Corporation Service Company, 800 Brazos, Suite 750, Austin, Texas 78701.

         5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:


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         General Partner

         Grant Prideco Holding, LLC
         1450 Lake Robbins Drive
         Suite 600
         The Woodlands, Texas 77380

         Limited Partner

         Grant Prideco USA, LLC
         1450 Lake Robbins Drive
         Suite 600
         The Woodlands, Texas 77380

         6. Powers. The Partnership shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient, or incidental to or for the furtherance of the purposes set forth in Section 2, including any and all powers set forth in the TRLPA.

         7. Term. The term of the Partnership shall commence on July 31, 2000 at 10:15 p.m. central standard time and shall be perpetual, unless it is dissolved sooner as a result of: (a) an event of withdrawal of a general partner described in Section 4.02 of the TRLPA, (b) the written consent of all of the partners of the Partnership, (b) an entry of a decree of judicial dissolution under Section
8.02 of the TRLPA, or (c) any other event causing dissolution under the TRLPA.

         8. Capital Contributions.

                  a. Initial Capital Contributions. Following execution of this agreement, the General Partner shall contribute 1% of the Initial Capital Contribution (as hereinafter defined) to the Partnership and the Limited Partner shall contribute 99% of the Initial Capital Contribution to the Partnership. Initial Capital Contribution shall mean assets in the form and cash in the amount contributed by the Partners, upon the execution of this agreement, to the capital of the Partnership.

                  b. Subsequent Capital Contributions. The partners of the Partnership shall contribute such amounts, in cash or other property, to the Partnership as they may agree from time to time.

         9. No Further Liability. The liability of the Limited Partner to the Partnership shall be limited to the amount of its capital contributions made pursuant to Section 8(a) and 8(b), and the Limited Partner shall not have any further liability to contribute money to, or in respect of, the liabilities or the obligations of the Partnership unless it agrees in writing to make additional capital contributions to the Partnership, nor shall the Limited Partner be personally liable for any obligations of the Partnership, except as may be provided in the Act.

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         10. Allocations of Profit and Losses. The Partnership's profits and losses shall be allocated in proportion to the capital accounts of the partners of the Partnership.

         11. Distributions. The Partnership shall make cash distributions to the partners at such times and in such amounts as determined by the General Partner. Cash available for distribution shall be distributed to the partners of the Partnership in the same proportion as their then capital account balances.

         12. Tax Matters Partner. The General Partner is designated tax matters partner as defined in section 6231(a)(7) of the Internal Revenue Code, of 1986, as amended.

         13. Indemnification.

                  a. The General Partner, its affiliates, their respective officers, directors, employees and agents or any Person performing a similar function on behalf of the Partnership (individually, an "Indemnitee") may be indemnified and held harmless by the Partnership from and against any and all judgments, penalties, settlements and reasonable expenses actually incurred by any Indemnitee who was, is, or is threatened to be made a named defendant or respondent in any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as (x) the General Partner or an affiliate thereof or (y) an officer, director, employee or agent of the Partnership, General Partner or an affiliate thereof, if the Indemnitee acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of the Partnership. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above.

                  b. The Partnership through the General Partner, in its sole discretion, may purchase and maintain insurance on behalf of the General Partner and such other persons as the General Partner shall determine, in its sole discretion, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Partnership Agreement.

                  c. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 13 may, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding (i) upon a written affirmation by the Indemnitee of its good faith belief that it has met the standard of conduct necessary for indemnification and
         (ii) upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this
         Section 13.

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                  d. The indemnification provided in this Section 13 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

         14. Certification of Partnership Interests. The partners of the Partnership hereby specify, acknowledge and agree that all interests in the Partnership are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Texas (the "UCC"), and pursuant to the terms of Section 8.103 of the UCC, such interests shall be "securities" for all purposes under such Article 8 and under all other provisions of the UCC, and that the ownership interest of a partner shall be recognized by a form of Partnership Certificate attached hereto as Annex A ("Certificates"). Certificates shall be numbered and executed by the President and Secretary of the General Partner and shall be entered into a membership transfer register as they are issued, which register shall be maintained by the Secretary of the General Partner. Upon surrender to the Secretary of the General Partner of a certificate for Partnership interests duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the General Partner to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.


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         IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 31st day of July, 2000.

                                                  GENERAL PARTNER:

                                                  GRANT PRIDECO HOLDING, LLC


                                                  By: /s/ PHILIP A. CHOYCE
                                                     ---------------------------
                                                     Philip A. Choyce
                                                     Vice President



                                                  LIMITED PARTNER:

                                                  GRANT PRIDECO USA, LLC


                                                  By: /s/ LINDA S. BUBACZ
                                                      --------------------------
                                                      Linda S. Bubacz
                                                      Vice President


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